Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE


         Protein Polymer Technologies and Surgica Sign Option Agreement
                       to Acquire all of Surgica's Assets

      Agreement Accelerates Protein Polymer Technologies' Commercial Entry

San Diego, CA - November 28, 2005 - Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI.OB), a biotechnology device company that is a pioneer in protein design and synthesis and Surgica Corporation today announced that they have signed an Asset Purchase Option Agreement which, if the option is exercised, would result in the acquisition of all of Surgica's assets by a wholly-owned subsidiary of PPTI in exchange for PPTI common stock. The option will become effective no later than December 17, 2005, subject to the satisfaction of certain conditions, and upon the effective date, PPTI and Surgica will enter into a License Agreement under which PPTI will acquire exclusive rights to Surgica's technology and products. Currently, Surgica has three Food and Drug Administration (FDA) cleared polyvinyl alcohol (PVA) based embolization products - PVA Plus(TM), MicroStat(TM) and MaxiStat(TM), with additional products in development. Surgica operates a FDA-registered facility for manufacture of these medical devices.

"This agreement, together with the license and related agreements, represents a significant milestone in our strategic plan to add shareholder value by bolstering our product portfolio and pipeline with innovative therapies that speed our entry into commercialization," said William N. Plamondon III, Chief Executive Officer of Protein Polymer Technologies. "Surgica's embolization products provide an important minimally invasive treatment option for patients and will allow us to enter the growing embolization market."

Transaction Summary

Under the terms of the Option Agreement, PPTI will acquire a two-year option to purchase substantially all of Surgica's assets for an initial common stock grant of 2 million shares and a potential future incentive issuance of additional common shares based on future sales performance of Surgica's products. Any securities offered or issued in connection with the purchase of Surgica's assets have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from such registration requirements.

Under the terms of the License Agreement, PPTI will acquire the rights to the three embolization products, one issued patent, and technical and market know-how in return for the assumption of up to approximately $650,000 of certain Surgica liabilities, cash payments of up to approximately $400,000 against certain other Surgica liabilities and a royalty to Surgica of 25 percent of net profits on revenues generated by the sale of the Surgica products.



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A related Supply and Services Agreement provides for the manufacture of product by Surgica and the provision of services to PPTI, including further product development, in exchange for operating payments to Surgica.

The transaction was structured to enable both companies to begin working together as quickly as possible in order to maximize sales growth for the licensed products. When, and if, the Asset Purchase Option is exercised by PPTI, Surgica would then operate as a division of PPTI and it is contemplated that Louis R. Matson, Founder and Chief Executive Officer of Surgica, would assume the role of division president, reporting to Mr. Plamondon. Until such time, Surgica will continue to operate as an independent company with Mr. Matson continuing in his current positions.

Key Product Highlights

Surgica's patented PVA foam embolization products are manufactured according to a proprietary process, and include both spherical and standard particle forms. Advancing standard PVA technology that has been safely used in humans for over 30-years, Surgica's products have fluid suspension properties intended to maximize product performance. Currently, Surgica's products are cleared for use in endovascular management of arteriovenous malformations (AVMs) and neoplastic lesions when presurgical devascularization is desirable.

     o    PVA Plus(TM) - is used to embolize smaller blood vessels

     o    MaxiStat(TM) - is used to embolize medium blood vessels

     o    MicroStat(TM) - is used to embolize tumors

Surgica is also developing an additional product, Blocker(TM) that will be used to embolize larger blood vessels.

Beyond Surgica's current indication for use, upon completion of the transaction, PPTI intends to submit a new 510(k) application to the FDA to expand labeled indications for Surgica's products to include treatment of uterine fibroids, liver cancer and certain other applications. PPTI and Surgica also intend to develop drug delivery applications based on the Surgica technology platform.

Market Potential

Primarily used by interventional radiologists, embolization products are used to treat a variety of medical conditions by blocking blood flow to tissues, damaged blood vessels, vascular malformations and tumors including uterine fibroids.

One of the most rapidly growing areas for embolization is the minimally invasive treatment of uterine fibroids. Approximately 70 percent of the projected 275,000 hysterectomies performed to treat uterine fibroids in 2005 would benefit from this procedure. The Company estimates a conservative annual market potential for uterine fibroid embolization (UFE) could exceed $200 million in the U.S. and $300 - $500 million worldwide.



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Embolic agents are also used in the treatment of inoperable liver cancer, a condition affecting approximately 75,000 people in the United States in 2005, with an annual market potential of $200 million U.S. and $400 million worldwide.


About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies' proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The Company is headquartered in San Diego, California. For additional information about the Company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB and 10KSB/A and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

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Investor Contact:                                 Media Contact:
Erin Davis, (858) 558-6064 x 120                  Bryan deCastro, (631) 495-9177
Protein Polymer Technologies, Inc.                Carole Boucard, (954) 370-2524
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